Exhibit 10.2

Corvus Pharmaceuticals, Inc.

863 Mitten Road

Suite 102

Burlingame, CA 94010

April 28, 2016

Re:  Employment Offer Letter

Dear Jason:

Corvus Pharmaceuticals, Inc. (the “Company”), is pleased to offer you full-time employment in the exempt position of Senior Vice President and Chief Business Officer effective on or before July 1, 2016 (the date you actually commence employment with the Company, the “Commencement Date”), in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by your supervisor. You will initially report to Richard Miller, Chief Executive Officer, or such other individual as the Company may designate, and will work out of our offices, except for such travel as may be necessary to fulfill your responsibilities.  In the course of your employment with Company, you will be subject to and required to comply with all company policies, and applicable laws and regulations.  These include equal employment opportunity in hiring, assignments, training, promotions, compensation, employee benefits, employee discipline and discharge, and all other terms and conditions of employment.

You will be paid a salary at the annual rate of $376,000 (subject to required tax withholding and other authorized deductions).  Your salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time.

You will also be paid a sign on bonus in the aggregate amount of $225,000 (the “Sign On Bonus”), which will be paid to you in installments as follows:  $112,500 on the first payroll date following the Commencement Date, $56,250 on the first payroll date on or following the six month anniversary of the Commencement Date and $56,250 on the first payroll date on or following the first anniversary of the Commencement Date, in each case, subject to required tax withholding and other authorized deductions.  Notwithstanding the foregoing, you acknowledge and agree that the Sign On Bonus shall not be earned to any extent prior to the first anniversary of the Commencement Date and will only be earned on the first anniversary of the Commencement Date if you remain continuously employed with the Company through the first anniversary of the Commencement Date.  In the event you terminate employment with the Company for any reason prior to the first anniversary of the Commencement Date, you hereby agree to repay to the Company any portion of the Sign On Bonus paid to you as of the date of your termination of employment with the Company.

Your employment will be based out of the Company’s headquarters in Burlingame, California.  You hereby agree to relocate your principal residence to the San Francisco Bay Area not later than [    ] after the Commencement Date (the date you relocate, your “Relocation Date”).  Between the Commencement Date and the Relocation Date, the Company will reimburse you for temporary housing expenses incurred by you up to an aggregate maximum of $30,000 (subject to any required tax withholding and other authorized deductions).  Any such reimbursement will be subject to the Company’s reimbursement policies as in effect from time to time.

In connection with entering into this offer letter, following the commencement of your employment with the Company, the Company will recommend to the Board of Directors that it grant you an option to purchase 200,000 shares of the Company’s common stock (the “Stock Option”) at a per-share exercise price equal to the closing trading price of a share of the Company’s common stock on the date of grant, provided that you are employed by the Company on the date of grant.  Subject to your continued employment with the Company through the applicable vesting date, 25% of the shares underlying the Stock Option will vest and become exercisable on the first anniversary of the Commencement Date and 1/48th of the total number of shares initially underlying the Stock Option will vest on each monthly anniversary thereafter.  The Stock Option will otherwise be subject to the terms and conditions of the Company’s 2016 Equity Incentive Award Plan (the “Plan”) and a stock option agreement to be entered into between you and the Company.

You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its regular full-time employees, including group health plans, life and disability insurance and 401k Plan.  In addition, during your employment, you will be eligible for other standard benefits, such as paid time off and paid holidays to the extent applicable generally to other similarly situated employees of the Company.  The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company.  If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please discuss that with me in advance of accepting another position.

As a condition of employment, you will be required (1) to sign and comply with a Proprietary Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information; (2) to sign and return a satisfactory I-9 Immigration form attached hereto as Exhibit B and provide sufficient documentation establishing your employment eligibility in the United States of America (enclosed is a list of acceptable INS Form I-9 documentation); and (3) to provide satisfactory proof of your identity as required by U.S. law.  By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notwithstanding any of the above, your employment with the Company is “at will.” This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause.  It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company.  Without limiting this paragraph, as Senior Vice President and Chief Business Officer, you will be entitled to enter into a Change in Control Severance Agreement substantially in the form attached hereto as Exhibit C (the “Change in Control Agreement”).

If you accept this offer, this letter, collectively with the Proprietary Information and Invention Assignment Agreement and Change in Control Agreement, shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment.  Any prior or contemporaneous representations (whether oral or written) not contained in this letter, the Change in Control Agreement or the Proprietary Information and Invention Assignment Agreement or contrary to those contained in this letter, the Change in Control Agreement or the Proprietary Information and Invention Assignment Agreement, that may have been made to you are expressly cancelled and superseded by this offer.  This offer letter shall be interpreted and construed in accordance with California law without regard to any conflicts of laws principles.  While other terms and conditions of your employment may change in the future, the at-will nature of your employment may not be changed, except in a subsequent letter or written agreement, signed by you and the Chief Executive Officer of the Company.

(Signature Page Follows)

Please sign and date this letter, and the Proprietary Information and Invention Assignment Agreement, and return it to me by email at rmiller@corvuspharma.com by April 29, 2016 if you wish to accept employment at the Company under the terms described above, after which time this offer of employment will expire.  If you accept our offer, we would like you to commence your employment with us on or before July 1, 2016.

If you have any questions, regarding this letter or employment with the Company, please feel free to contact me by phone at 650-900-4521 or by email at rmiller@corvuspharma.com. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Corvus Pharmaceuticals, Inc.

	By:	/s/ Richard Miller

	Name:	Richard Miller

	Title:	CEO

Accepted by:

/s/ Jason Coloma

Jason Coloma

Date: 6.8.2016